Exhibit 10.1
Separation Agreement
     This Separation Agreement is between Lawrence H. Fine (“Executive”) and A.C. Moore Arts & Crafts, Inc. (the “Company”) (collectively the “Parties”) (the “Agreement”).
Recitals
     A. Executive served the Company as its President since June 2001 and as its Chief Operating Officer since February 2003.
     B. Executive resigned from the Company effective as of June 11, 2007 (the “Separation Date”).
     C. The Parties have agreed that a severance payment equal to one (1) year’s compensation at Executive’s rate as of the Separation Date is appropriate consideration in exchange for compliance with the terms and conditions contained in this Agreement.
     D. As a condition of receipt of the payments being provided to Executive, including without limitation the severance and other consideration provided by the Company to Executive and by Executive to the Company, the receipt and sufficiency of which are acknowledged by the Parties, the Parties have agreed to enter into this Agreement.
     NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the Parties hereby agree as follows:
     1. Consideration. The Company will pay to Executive a severance payment in the aggregate amount of $350,000, which amount is equal to one (1) years’ compensation at Executive’s rate as of the Separation Date, paid in nine (9) equal installments, less appropriate tax withholdings and authorized deductions (the “Severance Payment”). One-half of the Severance Payment constitutes consideration in exchange for the release set forth in Paragraph 2 below, and one-half constitutes consideration in exchange for the non-competition and non-solicitation covenants set forth in Paragraph 7 below. The first installment of the Severance Payment shall be made within ten (10) calendar days subsequent to the expiration of the revocation period referred to in Paragraph 9 below, and the remaining eight (8) installments shall be paid on the first Friday of each month thereafter (beginning on August 3, 2007) in accordance with the Company’s current monthly payroll practices; provided however that all nine (9) installments shall be paid in full no later than March 15, 2008. In the event of Executive’s death prior to payment in full of the Severance Payment, said payment shall be disbursed to Executive’s estate in accordance with Executive’s last will and testament or applicable law in the event of death. Payments will be made to the Executive’s estate in accordance with the foregoing schedule; provided that all payments hereunder shall be made no later than March 15, 2008.
     2. Releases. In consideration of the payments and other benefits being provided to Executive by the Company, which are hereby acknowledged and agreed as being over and above any existing obligations of the Company to Executive as of the date hereof and as constituting sufficient consideration for his agreements set forth herein, Executive hereby RELEASES and FOREVER DISCHARGES the Company and all of its subsidiaries, affiliated companies, and their respective predecessor entities, their present and former officers, directors, shareholders, agents, employees, legal representatives, successors, trustees, fiduciaries and assigns (individually a “Released Party” and collectively the “Released Parties”) of and from (and does hereby WAIVE) any and all rights, claims, grievances or causes of action (or rights to mediation or arbitration) which Executive has or could assert, or which could be asserted on his behalf, and any and all attorney fees in connection therewith (individually, a “Claim” and collectively, “Claims”), against the Released Parties from the beginning of time through the date of the signing of this Agreement, including but not limited to those relating in any manner to his hiring, employment with the Company or any Released Party, libel, slander, defamation or tortious interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof, or his separation from employment with the Company, whether by reason of contract or of any state, federal, or local law, ordinance, or rule, except of course, any rights provided to Executive by this Agreement. However, nothing contained in this Agreement shall be construed to release Executive’s vested rights under the terms of any employee benefit plan of the Company in effect during his employment with the Company.
     Except as expressly provided to the contrary in the first paragraph of this Section 2, Executive agrees that this Agreement and the releases and waiver contained herein further include but is not limited to any and all Claims and rights arising from or in connection with any agreement of any kind Executive may have had with the Company or any Released Party or in connection with Executive’s status or separation of employment from the Company, any and all Claims or rights for wrongful discharge, breach of contract, either express or implied, emotional distress, back pay, front pay, benefits, fraud or misrepresentation, any and all Claims and rights arising under the New Jersey Law Against Discrimination and all similar state or local fair employment practices statutes, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, as amended (ADA), Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income

Security Act, as amended (ERISA), all other wage and hour/wage payment statutes and laws, the Health Insurance Portability and Accountability Act (HIPAA), to the extent such statutes and laws may be applicable, any and all claims growing out of any legal restrictions on the Company’s right to terminate its employees, and any and all other Claims or rights whether arising under any other statute, rule, regulation, state or local law, ordinance or public policy, and any and all common law claims of any nature whatsoever.
     Executive understands and acknowledges, among other matters, that he is waiving and releasing the Released Parties from and against any and all Claims, including without limitation, claims for pain and suffering, emotional distress, compensatory and punitive damages and for employment discrimination based upon age (including without limitation claims under the ADEA) or any comparable state laws. He also understands that he is waiving and releasing any Claims based upon gender, national origin, race or color, mental or physical handicap or disability or religious belief. This Agreement does not prohibit Executive from participating in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission.
     3. Waiver. Executive also WAIVES ANY AND ALL RIGHTS under the laws of any jurisdiction in the United States that would or might limit the foregoing release.
     4. Exclusions from Release. Executive is not releasing and hereby expressly retains any and all rights to which he is entitled under the terms of this Agreement. Executive also excludes from this Agreement and retains any claim for indemnification to which he may be entitled as a former officer and director of the Company, whether by contract or under applicable law or the Bylaws of the Company, and the Company hereby affirmatively agrees to honor such indemnification obligations.
     5. Confidentiality; Confidential Information. Executive acknowledges and agrees that the terms and provisions of this Agreement, as well as any and all incidents leading to or resulting from this Agreement, are confidential and that Executive shall not discuss them with any individual without the prior written consent of the Company’s Chief Executive Officer or its General Counsel, except this Agreement shall not prohibit Executive from making required confidential disclosures to Executive’s attorney, accountant, or legally required disclosures to any governmental authority, or discussing the matter with Executive’s respective immediate family on a need to know basis or as otherwise required by law. Executive further agrees that all documents, records, techniques, business secrets and other information relating to the business of the Company that have come into his possession from time to time during his affiliation with the Company shall be deemed to be confidential and proprietary to the Company and shall be its sole and exclusive property. Executive agrees to keep confidential and not use or divulge to any other individual or harm or destroy any of the Company’s confidential information and business secrets, except as required by law. Both Parties agree that this Agreement may be used as evidence in a lawsuit in which either party alleges a breach of the promises contained herein. In the event Executive has in his possession or under his control any materials in any form or medium relating to the Company’s confidential and proprietary information or the Company’s business, Executive will return immediately to the Company any and all such confidential and proprietary information, as well as all property, equipment and materials of the Company that are in his possession or under his control.
     6. Cooperation. Executive will cooperate with the Company, in any litigation or administrative proceeding involving any matters with which he was involved during his affiliation with the Company. The Company shall reimburse Executive for travel and expenses approved in advance in writing by the Company, which Executive incurred in providing such assistance.
     7. Non-Compete, Non-Solicitation. (a) In consideration of the payment to be made to Executive referred to in Paragraph 1, above, Executive agrees that for a period of twelve (12) months after the effective date of this Agreement (the “Non-Compete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company and its subsidiaries (such businesses being the retail sale of arts and crafts and related products), as such businesses exist or are in process as of the Separation Date, within a fifty (50) mile radius of any geographic location in which the Company and its subsidiaries engage in such businesses or actively plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded and which competes with the businesses of Company, its subsidiaries and affiliated companies, so long as Executive has no direct or indirect active participation in the business of such corporation. Furthermore, the foregoing shall not prevent Executive from performing services for a competitive business if (i) such competitive business is also engaged in other lines of business, (ii) the amount of gross revenue of such competitive business derived from businesses competitive to the Company was less than 10% of such competitive business’s gross revenue for its most recently completed fiscal year, and (iii) Executive’s services are restricted to employment in such other (non-competitive) lines of business.
     (b) During the Non-Compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company, its subsidiaries to leave the employ of the Company or such subsidiary or affiliated company, or in any way interfere with the relationship between the Company and its subsidiaries and any employee thereof, (ii) hire an employee of the Company or any subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).
     (c) The provisions of this paragraph 7 will be enforced to the fullest extent permitted by the law in the state in which Executive resides or is employed at the time of the enforcement of the provision. If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 7 are reasonable.
     (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Non-Compete Period shall be tolled until such breach or violation has been duly cured.
     8. Non-Disparagement. Executive agrees that he will refrain from making any derogatory or disparaging statements about the Company or any of its officers, directors, employees or agents to any person or entity. The Company agrees that it shall use its best efforts to cause its officers (employees at the Vice President level or above) and members of its Board of Directors to refrain from making any derogatory or disparaging statements about Executive dealing with his tenure as an executive with the Company.
     9. Executive’s Rights under Laws Intended for His Benefit in Signing this Agreement. The Company hereby advises Executive that he should carefully read the provisions of this Agreement and that he should consult with an attorney before signing this Agreement. Executive acknowledges that he will have twenty-one (21) calendar days from the day he is presented with this

Agreement to execute it. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. If Executive has not executed this Agreement by the twenty-first day, it will be null and void and revoked. Executive acknowledges that if he signs and returns this release before the end of the 21-day period, Executive will have voluntarily waived Executive’s right to consider this Agreement for the full twenty-one (21) days.
     Executive understands and acknowledges that he has seven (7) calendar days following his execution of this Agreement to revoke his acceptance of this Agreement (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until the Revocation Period has expired. If Executive revokes this Agreement within this seven (7) calendar day period, this Agreement will be null and void and of no further force and effect.
     The Agreement will become effective as of the expiration of that seven (7) day period without Executive having given notice. Revocation of this Agreement must be made by delivering a written notice of revocation to the Company’s General Counsel. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this Agreement. In addition, Executive understands and acknowledges that no monies will be paid to Executive pursuant to the terms of the Agreement, until the end of the Revocation Period, except for any amounts otherwise required by law. Should Executive revoke this Agreement or refuse to execute this Agreement within the time frame provided herein, Executive will not be entitled to any monies, as prescribed in this Agreement.
     Executive acknowledges he has read and fully considered this Agreement and has had the opportunity to discuss the advisability of entering into this Agreement with his counsel. Executive acknowledges that he in fact has been given at least twenty-one (21) calendar days to review and consider the provisions of this Agreement and that he is voluntarily and knowingly signing this Agreement. Executive acknowledges that Executive is waiving any rights Executive may have under the Age Discrimination in Employment Act, that Executive was advised to review this Agreement with Executive’s legal counsel before signing the Agreement, that Executive has been advised to carefully read the provisions of this release and that Executive understands its contents.
     10. No Wrongdoing by Company. Executive acknowledges and understands that by offering and/or executing this Agreement, Company does not admit, and indeed expressly denies, that Company, its employees, managers, agents, directors and officers have done anything improper or violated any law. The signing of this Agreement is not an admission of liability or wrongdoing by Company, its employees, managers, agents, directors or officers.
     11. Additional Obligations of Executive. In conjunction with the execution of this Agreement and for the consideration received herein, and in addition to Executive’s obligations set forth elsewhere in this Agreement, Executive further agrees as follows: (a) To take no action and make no statement which is inconsistent with his obligations contained in this Agreement; (b) Not to apply for or seek employment with Company or any entity owned, purchased or otherwise acquired by Company at any time hereafter; and (c) To return or confirm that he no longer has any material or property belonging to Company, including but not limited to, any credit cards, computer equipment, and keys.
     12. Stock Options. Any and all options to purchase the Company’s common stock which were held by Executive as of the Separation Date shall continue to be governed by the terms of the Company’s 1997 Employee, Director and Consultant Stock Option Plan or the 2002 Stock Option Plan, as applicable, and the related individual option agreements entered into between Company and Executive for such options. Any and all stock options held by Executive as of the Separation Date which were unvested as of the Separation Date (including without limitation the options purportedly granted to Executive in February 2007) were immediately forfeited upon the Separation Date.
     13. Taxes. Company will withhold all appropriate taxes and issue to Executive an IRS Tax Form W-2. The Parties acknowledge, however, that there may be tax consequences for Executive in excess of the amounts withheld from the consideration described in Paragraph 1 of this Agreement. It is expressly understood that Executive is responsible for all taxes which Executive may owe as a result of Executive receiving the consideration under this Agreement. Executive expressly understands that if Executive or Executive’s family owe taxes, or additional taxes, at any time as a result of the impact of this Agreement, that Executive alone is responsible for making those payments and that Executive will not seek additional sums from Company to make those payments. Similarly, if Executive seeks to recover certain portions of or all of the withheld amounts from the appropriate taxation authorities, such a recovery would be a private matter between Executive and the appropriate government agency or agencies. Company will not provide Executive with, nor will Executive ask for, any additional funds to offset the amount paid or owed in taxes, accrued interest, penalties or for attorney’s fees which Executive may incur in resolving Executive’s claims with any government agency or agencies or courts of law.
     14. Complete Integration. The terms contained in this Agreement are the only terms agreed upon by Executive and Company. Notwithstanding any other statements, all benefits which Executive had as a result of Executive’s employment, and which are not expressly listed in this Agreement, terminate in accordance with Company’s benefit contracts, but in no case later than the end of June, 2007. It is the express intent of the Parties that this Agreement fully integrates, replaces, extinguishes and supersedes any and all prior discussions, communications or agreements of any sort whatsoever, existing between the Company and Executive, of whatsoever nature. Any other conversations, promises or conditions which do not appear in this document are waived or rejected by agreement of Executive and Company.
     15. Interpretation. Because Executive has been advised to seek counsel prior to signing this Agreement, the Parties agree that the general rule that the document shall be interpreted against the party that drafted it shall not apply to any subsequent issue of interpretation. Executive agrees that if any provision of this release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the Parties’ intention as set forth in this Agreement to the extent permissible and the remaining provisions shall not be affected thereby and shall remain in full force and effect.
     16. Enforcement. In the event a dispute arises over the terms of this Agreement, both Executive and Company are equal without regard to who authored this document. All claims, disputes or issues of interpretation which arise, or may arise, out of this Agreement shall be resolved by an Arbitrator under the American Arbitration Association’s Rules and Procedures for Employment Cases, except for injunction actions arising in connection with Paragraphs 5 and 7 above. The Arbitrator shall have the power to order appropriate remedies for any proven breaches of this Agreement. However, each side shall bear its own attorneys fees. The decision and award of any Arbitrator shall be final and binding. The Parties agree to keep any Decision and Award confidential.
     17. Choice of Law. This Agreement shall at all times be construed and governed by the laws of the State of New Jersey regardless of conflicts of laws principles. It may not be changed unless the change is in writing and signed by all Parties.

     18. Counter-parts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be considered original signatures.
[Signature Page Follows on the Next Page.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

EXECUTIVE:

/s/ Lawrence H. Fine		July 13, 2007

Lawrence H. Fine		Date:

Presented to Executive on June 25, 2007

A.C. MOORE ARTS & CRAFTS, INC:

/s/ Rick A. Lepley		July 17, 2007

Name:	Rick A. Lepley	Date:
Title:	President and Chief Executive Officer